Exhibit 99.1

One Franklin Plaza

Burlington, NJ 08016-4907

(609) 386-2500

CONTACT:	ARNOLD D. LEVITT
Senior Vice President
Chief Financial Officer
609-386-2500

FOR IMMEDIATE RELEASE

FRANKLIN ELECTRONIC PUBLISHERS REPORTS

YEAR END RESULTS

Burlington, New Jersey – June 6, 2006 – Franklin Electronic Publishers, Inc. (AMEX:FEP) reported pre-tax net income of $2,104,000 for the fiscal year ended March 31, 2006 compared with $2,307,000, in the prior year. Net income for the year was $2,012,000 or $.22 per share, after preferred stock dividends, compared with $2,403,000 or $.24 per share, after preferred stock dividends, in the prior year. Sales for the year ended March 31, 2006 were $59,622,000 compared with $62,146,000 in the prior year.

The decline in net sales of approximately $2,500,000 resulted primarily from a reduction in product sales of $6,000,000 partially offset by revenue of $3,500,000 (and gross margin of $2,300,000) from two technology development and licensing agreements in the year ended March 31, 2006. The year to year reduction in product sales consisted of $4,500,000 due to increased competition for domestic retail shelf space and the inclusion in the prior year of $1,500,000 in connection with the sale of all of the Company’s inventory in the UK to its new distributor in that region.

Net income in the prior year included a gain of $1,781,000 from the sale of the Company’s 25% interest in the French software developer Mobipocket.com S.A. and a charge of $1,531,000 for impairment in the carrying value of the Company’s license agreement for the ROLODEX® Electronics trademark.

The Company reported a net loss for its fourth fiscal quarter of $1,005,000 or $.12 per common share, compared with a net loss in the same period last year of $730,000 or $.09 per common share. For the three months ended March 31, 2006, sales were $10,178,000 compared with $10,736,000 in the same period last year.

In January, 2006, the Company retired all of its Preferred stock then outstanding in the amount of $2,434,000. In the prior year, the Company retired $2,145,000 of Preferred stock.

Barry Lipsky, President and CEO said, “The demand for our language learning products remains strong in the international markets where we are targeting much of our future growth. With the recent launch of a refreshed domestic product line we expect to stabilize the recent downturn resulting from retailers exiting our categories or reducing our SKU count. We are in an excellent cash position and are exploring opportunities for potential acquisitions that would increase our sales and profitability and/or enhance the Company’s technology and expedite its product development process.”

About Franklin

Franklin Electronic Publishers Incorporated (AMEX:FEP) is a world leader in electronic handheld information, having sold more than 37,000,000 electronic books since 1986. Current titles available directly or through partners number more than 22,000 in sixteen languages under license from world class publishers, such as Merriam-Webster and HarperCollins, focused in five genres: Learning, Language Learning, Travel, Spiritual, and Leisure. The Company also licenses its underlying technology to an array of partners including Adobe, Sun Microsystems and Ademco (a division of Honeywell). Franklin distributes ROLODEX® Electronics branded organizers worldwide and SEIKO branded reference products in North and South America, Australia and the European Community. Franklin’s products are available at 45,000 retail outlets worldwide, through catalogs, and online at http://www.franklin.com.

ROLODEX® is a registered trademark of Berol Corporation, a subsidiary of Newell Rubbermaid Inc. SEIKO is a registered trademark of SEIKO Corporation.

Except for the historical information contained herein, the matters discussed throughout this release, including, but not limited to, those that are stated as Franklin’s belief or expectation or preceded by the word “should” are forward looking statements that involve risks to and uncertainties in Franklin’s business, including, among other things, the timely availability and acceptance of new electronic books, organizers and other electronic products, changes in technology, the impact of competitive electronic products, the management of inventories, dependence on key licenses, titles and products, Franklin’s dependence on third party component suppliers and manufacturers, including those that provide Franklin-specific parts and other risks and uncertainties that may be detailed from time to time in Franklin’s reports filed with the Securities and Exchange Commission.

FRANKLIN ELECTRONIC PUBLISHERS, INC.

(in thousands, except per share data)

	Twelve Months Ended March 31,
	2006	2005
Sales	$59,622	$62,146
Gross Margin	30,017	29,979
Pre Tax Income	2,104	2,307
Net Income	2,012	2,403
Preferred Stock Dividend	243	458
Income Applicable to Common Stock	1,769	1,945
Income Per Common Share
Basic	$0.22	$0.24
Diluted	$0.21	$0.23
Weighted Average Common Shares
Basic	8,169	8,047
Diluted	8,574	8,498

	Three Months Ended March 31,
	2006	2005
Sales	$10,178	$10,736
Gross Margin	4,687	4,902
Pre Tax Loss	(1,101)	(1,000)
Net Loss	(1,005)	(730)
Preferred Stock Dividend	—	—
Loss Applicable to Common Stock	(1,005)	(730)
Loss Per Common Share
Basic	$(0.12)	$(0.09)
Diluted	$(0.12)	$(0.09)
Weighted Average Common Shares
Basic	8,200	8,093
Diluted	8,632	8,093